Ex - (E)(3)
Amendment to Distribution Agreement
     This Amendment to the Distribution Agreement is dated as of October 1, 2006, by and among Laudus Trust, a Massachusetts business trust, having its principal place of business at 101 Montgomery Street, San Francisco, California 94104 (the “Trust”), Laudus Variable Insurance Trust, a Massachusetts business trust, having its principal place of business at 101 Montgomery Street, San Francisco, California 94104 (“VIT” and collectively with the Trust, the “Trusts”), Charles Schwab Investment Management, Inc., a Delaware corporation, having its principal place of business at 101 Montgomery Street, San Francisco, California 94104 (the “Adviser”) and ALPS Distributors, Inc., a Colorado corporation, having its principal place of business at 1625 Broadway, Suite 2200, Denver, Colorado 80202 (the “Distributor”).
     WHEREAS, the Adviser was made a party to the Distribution Agreement for the sole purpose of making payments under Section 4 thereof, and assumes no additional obligations under this Amendment;
     WHEREAS, pursuant to the Distribution Agreement between the Trusts, the Adviser and the Distributor, the Distributor has agreed to act as principal underwriter and distributor for the Trusts on the terms and conditions set forth therein;
     WHEREAS, such duties of the Distributor, as set forth in the Distribution Agreement, include entering into agreements with selected dealers, financial advisers and other financial intermediaries (collectively, the “Financial Intermediaries”);
     WHEREAS, each Trust has an obligation to enter into information sharing agreements with these same Financial Intermediaries in order to fulfill its obligations under Rule 22c-2 of the Investment Company Act of 1940 (the “1940 Act”); and
     WHEREAS, the parties desire to amend the Distribution Agreement as follows to authorize the Distributor to include language in the agreements with Financial Intermediaries which will allow each Trust to meet its obligations under Rule 22c-2.
     NOW THEREFORE, the parties hereby agree to amend the Distribution Agreement as follows:
     1. The following language shall be appended at the end of the current Section 3(c) of the Distribution Agreement:
     “3. Duties of the Distributor
(c) .... In connection with Distributor entering into selling agreements with Financial Intermediaries, each Trust authorizes and directs the Distributor, and Distributor hereby agrees, to include language in the selling agreements which will enable the Funds to meet the Funds’ obligations under Rule 22c-2 of the 1940 Act. Notwithstanding the foregoing, each Trust agrees that Distributor assumes no obligation to request or receive data under this provision of the selling agreements, but that Distributor’s only obligation is to include language in the selling agreements substantively similar to the following:
     ‘19. Compliance with Rule 22c-2. Distributor represents that pursuant to the Distribution Agreement between the Funds and the Distributor, as amended, Distributor has been authorized by the Funds to include language in this Agreement, and has agreed to include such language, as will enable the Funds to meet the Funds’ obligations under

Rule 22c-2 of the 1940 Act. Notwithstanding the foregoing, Distributor has assumed no obligation to request or receive data pursuant to this Section 19 on behalf of the Laudus Trust, the Funds or their agents. As used hereinafter within this Section 19, and as further defined in Section 19(c) below, “Funds” shall also include the Funds’ agents. No later than the Effective Date of Rule 22c-2, as defined in Section 19(c) below, the parties agree as follows:
a. Agreement to Provide Information. Upon request of the Funds, such request to be in writing or by other means mutually agreed upon, Intermediary agrees to provide to the Funds the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) that purchased, redeemed, transferred or exchanged Shares through an account maintained at Intermediary during the period covered by the request, the name or other identifier of any investment professional associated with such account, and the amounts and dates of each such purchase, redemption, transfer, or exchange of Shares.
(i) Period Covered by Request. All requests by the Funds for the transaction information specified in this section must set forth the specific period, not to exceed ninety (90) days from the date of the request, for which the information is sought. The Funds reserves the right to request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund.
(ii) Form and Timing of Response. Intermediary agrees to transmit the requested information on its books and records to the Funds as soon as reasonably practicable after Intermediary’s receipt of a request. Responses will be communicated to the Funds in writing and, to the extent reasonably practicable, in a format consistent with the NSCC Standardized Data Reporting Format or in such other format as may be mutually agreed upon by the parties. If the requested information pertains to an account held by a sub-intermediary and is not on the Intermediary’s books and records, Intermediary agrees to use reasonable efforts to: (a) promptly obtain the requested information from the holder of the sub-intermediary account and transmit that information to the Funds; (b) obtain assurances from the holder of the sub-intermediary account that the requested information will be provided directly and promptly to the Funds; or (c) if the requested information cannot be provided pursuant to (a) and (b) above, block further purchases and exchanges of Fund Shares in the sub-intermediary account. Intermediary agrees to inform the Funds regarding which of the options above it will follow.
(iii) Limitations on Use of Information. The Funds, its affiliates and agents shall not use the information received from Intermediary pursuant to this section for any purpose other than to comply with Rule 22c-2 of the 1940 Act, and related obligations thereunder, and such other applicable laws, rules and regulations, without the prior written consent of Intermediary. Each party will comply with all applicable federal and state laws, rules and regulations governing the privacy and confidentiality of all shareholder information disclosed to it pursuant to Rule 22c-2, and will implement appropriate administrative, technical and physical safeguards reasonably designed to (a) protect the security and confidentiality of the shareholder information and (b) protect against unauthorized access to or use of the shareholder information.
b. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Funds to restrict or prohibit further purchases or exchanges of Shares by a Shareholder identified by the Funds as having engaged in transactions of the Fund’s Shares (directly or indirectly through Intermediary’s account) that violate policies established by the Fund. If the requested restriction pertains to an account held by a sub-intermediary, Intermediary will forward the Fund’s instruction to the sub-intermediary, and either (a) obtain assurances from the holder of the sub-intermediary account that it will promptly execute the Fund’s written instructions with respect to investors effecting purchases and exchanges through the sub-intermediary’s account, or (b) if the sub-intermediary does not or cannot execute the Fund’s instruction, block further purchases and exchanges of all Fund Shares in the sub-intermediary account.
(i) Form of Instructions. Instructions to Intermediary to restrict or prohibit further purchases or exchanges of Shares by a Shareholder shall include, at a minimum, the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.
(ii) Timing of Response. Intermediary agrees to execute the Fund’s written instructions pursuant to this section as soon as reasonably practicable, but not later than five business days after receipt of the instructions by Intermediary.

(iii) Confirmation by Intermediary. Intermediary will provide confirmation to the Fund, in writing or as otherwise mutually agreed upon by the parties, that the Fund’s instructions have been executed. Intermediary agrees to provide such confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.
c. Definitions. The following definitions apply solely for purposes of this Section 19.
(i) The term “Fund” does not include any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act.
(ii) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by Intermediary.
(iii) The term “Shareholder” includes (a) the beneficial owner of Shares, whether the Shares are held directly or by Intermediary in nominee name; (b) a retirement plan participant notwithstanding that the retirement plan may be deemed to be the beneficial owner of Shares; or (iii) the holder of interests in a variable annuity or variable life insurance contract issued by Intermediary.
(iv) The term “written” includes electronic writings and facsimile transmissions.”
     2. Except as specifically set forth herein, all other provisions of the Distribution Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Distribution Agreement.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LAUDUS TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ William Thomas	By:	/s/ Jeremy O. May
Name:	William Thomas	Name:	Jeremy O. May
Title:	Vice President	Title:	Managing Director
Date:	10/3/06	Date:

LAUDUS VARIABLE INSURANCE TRUST		CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

By:	/s/ William Thomas	By:	/s/ George Pereira
Name:	William Thomas	Name:	George Pereira
Title:	Vice President	Title:	Senior Vice President/CFO
Date:	10/3/06	Date:	10/6/2006